Exhibit 99.1


Kroll
The Risk Consulting Company




Kroll Inc. Acquisition
of Zolfo Cooper, LLC





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manner

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Introduction
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The information contained in this presentation is not intended to include forward-looking statements.

Additional information relating to the matters discussed in this presentation and during the conference call is contained in Kroll's public filings with the U.S. Securities and Exchange Commission and we would refer all interested parties to those filings.

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Transaction Summary
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o    Kroll has acquired 100% of Zolfo Cooper, LLC for the following consideration:

     -    $100 million cash at closing

     -    2.9 million shares of Kroll common stock to be issued in January 2003

     - An earn-out of 625,000 Kroll shares per year over the four-year period ending December 2006 subject to achieving certain post-acquisition performance thresholds

     - Additional financial incentives for achieving operating profit targets above the earn-out thresholds

o In order to finance the transaction, Kroll will draw on a $75 million term loan and use approximately $25 million of existing cash

o Kroll has amended its 6.0% Senior Subordinated Convertible Notes to allow for the completion of this transaction

o Zolfo Cooper's former principal shareholders each executed four-year employment agreements with customary non-compete and non-solicitation provisions

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Overview of Zolfo Cooper, LLC
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o    Founded in 1982, Zolfo Cooper is a highly-regarded independent advisory and interim management firm

o    Led by Stephen F. Cooper, acting CEO and CRO of Enron Corp.

o Primary service offerings include operational turnaround, corporate recovery, financial crisis management, strategic advice and litigation support services

o Business mix is heavily weighted towards assignments on behalf of the corporation

o Notable restructuring engagements include Enron, Allegheny International, Coleco, Federated Department Stores, Gulf Resources, Laidlaw, Phar-Mor, Polaroid and Sunbeam

o High earnings visibility due to long-term engagements, and demand resulting from corporate defaults, failing industries, and corporate malfeasance

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Transaction Rationale
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o    Combination with Kroll Buchler Phillips creates a powerful, independent cross-border capability

     - Overwhelming majority of the largest US-based assignments have significant European operations

     - Increasing trend toward value-added operational turnaround approach worldwide, consistent with U.S. investment abroad

o    Provides abundant cross-selling opportunities

     - Kroll's established relationships with CEO/corporate clients offer significant opportunities for Zolfo Cooper

o    Increases Kroll resource utilization opportunities

     - Zolfo Cooper can leverage Kroll's deeper professional resources resulting in increased utilization

o    Immediately accretive

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Zolfo Cooper Summary Historical Financial Results*
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($ in thousands)

                          Year Ended December 31,      Six Months Ended June 30,
                          -----------------------      -------------------------
                       1999       2000        2001         2001        2002
                     -------     -------     -------     -------     -------

Revenues             $23,467     $37,672     $59,241     $29,899     $31,794

EBITDA               $13,000     $18,256     $35,778     $20,756     $21,037
Margin                  55.4%       48.5%       60.4%       69.4%       66.2%

EBIT                 $12,976     $18,190     $34,942     $20,726     $20,236*
Margin                  55.3%       48.3%       59.0%       69.3%       63.6%

Net Income           $12,219     $17,104     $33,698     $20,126     $19,454
Margin                  52.1%       45.4%       56.9%       67.3%       61.2%


*Zolfo Cooper was operated as a partnership until its acquisition by Kroll. Its historical financial statements do not reflect a provision for corporate federal income taxes, salaries of the three principal owners and certain other operating costs that will be incurred in the combined operations of Kroll and Zolfo Cooper. It is estimated that, in the six-months ended June 30, 2002, these salaries and operating costs would have been approximately $5 million.

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Summary Credit Agreement
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o    Kroll's new credit facility will provide for a three-year term loan of $75 million and a three-year revolving credit facility of $25 million

     -    Term loan - LIBOR + 275-375

     -    Revolver - LIBOR + 200-375

o The credit facility requires quarterly payments of interest with a final payment due on the maturity date of the loan, as well as certain mandatory and voluntary pre-payment clauses

o The obligations under the facility will be secured by a lien on substantially all of the assets of the Company and its domestic subsidiaries as well as pledges of the capital stock of its domestic and certain foreign subsidiaries

o Kroll will be required to comply with the financial and general covenants set forth in the credit facility, including debt coverage tests, maximum leverage requirements and minimum EBITDA requirements

o General covenants of the credit facility prohibit Kroll from, among other things, paying dividends, incurring additional indebtedness, merging with other entities, and selling or disposing of its assets